Individual Trustees George Allman, Jr. Gary C. Evans Jeffrey S. Swanson

TEL OFFSHORE TRUST

JPMORGAN CHASE BANK, CORPORATE TRUSTEE
P.O. BOX 550 / (512) 479-2562 / AUSTIN, TEXAS 78767

  TEL OFFSHORE TRUST ANNOUNCES THERE WILL BE NO SECOND QUARTER 2004 DISTRIBUTION

  AUSTIN, TEXAS July 1, 2004—TEL OFFSHORE TRUST announced that there will be no trust income distribution for the second quarter of 2004 for unitholders of record on June 30, 2004.

  Gas revenues recorded by the Working Interest Owner on the Trust Properties increased 231% to $4,802,411 in the second quarter of 2004 from $1,452,158 in the first quarter of 2004, primarily due to increased volume from the F-3 well on Ship Shoal 182/183 that came on line in January 2004 and increased volumes on Eugene Island 339 from the B-1 and C-21 wells, offset in part by additional negative retroactive adjustments on Eugene Island 339 for actual gas volumes compared to estimates previously used by the working interest owner. The average price received for natural gas decreased 6% to $5.77 per Mcf in the second quarter of 2004 from $6.15 per Mcf in the first quarter of 2004, while natural gas volumes increased to approximately 831,791 Mcf from 236,154 Mcf.

  Crude oil revenues recorded by the Working Interest Owners increased 47% (before giving effect to accounting adjustments described in the Trust's Form 10-Q for the first quarter of 2004) to $8,982,288 in the second quarter of 2004 from $6,102,139 in the first quarter of 2004, primarily due to increased volume from Eugene Island 339. Oil volumes during the second quarter of 2004 increased 30% to 263,416 barrels, compared to 202,143 barrels of oil produced in the first quarter of 2004 (before giving effect to accounting adjustments described in the Trust's Form 10-Q for the first quarter of 2004). The average price received for oil increased 30% to $34.10 per barrel in the second quarter of 2004 from $30.19 per barrel in the first quarter of 2004 (before giving effect to accounting adjustments described in the Trust's Form 10-Q for the first quarter of 2004)

  The Trust's share of capital expenditures decreased by $13,231,119 in the second quarter of 2004 to $648,079, as compared to $13,879,198 in the first quarter of 2004. The higher capital expenditures in the first quarter of 2004 were due primarily to expenditures of approximately $6.3 million to complete the F-3 drill project on Ship Shoal 182/183 and $3.3 million to complete the C-21 well on Eugene Island 339, as well as accounting adjustments of approximately $2.0 million described in the Trust's Form 10-Q for the first quarter of 2004.

  An aggregate of $336,231 was also released from the Special Cost Escrow Account during the second quarter of 2004. Net losses carried forward from the prior quarter of approximately $3.3 million offset substantially all of the royalty income (approximately $3.4 million) otherwise attributable to the Trust's interest.

  This press release contains forward-looking statements. Although the working interest owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. Important factors that could cause these statements to differ materially include the actual results of drilling operations and risks inherent in drilling and production of oil and gas properties, as well as other factors described in the Trust's Form 10-K for 2003 under "Business-Principal Trust Risk Factors." Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

                      JPMORGAN CHASE BANK,
                      AS CORPORATE TRUSTEE

CONTACT: Mike Ulrich
(512) 479-2562
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